Blue Chip Capital Group, Inc.
269 South Beverly Drive, Suite 373

Beverly Hills, CA 90212

May 23, 2024

Laique Rehman, President

US Petrochemicals, Inc.

Galleria Financial Center,

5075 Westheimer Road, Suite 675

Houston, TX 77056

Re: Letter of Intent to Purchase 100% of US Petrochemicals

Dear Laique,

This Letter of Intent ("LOI") sets forth the terms and conditions of the proposed acquisition by Blue Chip Capital Group, Inc., a public company with offices located at 269 S. Beverly Drive, Suite 373, Beverly Hills, CA 90212 ("Blue Chip" or the "Buyer"), of 100% of the outstanding capital stock of US Petrochemicals, Inc., a privately owned company with offices located at Galleria Financial Center, 5075 Westheimer Rd., Suite 675, Houston, TX 77056 ("US Petrochemicals" or the "Seller").

Section 1. Parties Involved:

Buyer: Blue Chip Capital Group, Inc.

Seller: Laique Rehman

The Company: US Petrochemicals, Inc

Section 2. Purchase Price:

Buyer and Seller (collectively, the "Parties") will enter into a share exchange agreement so that Buyer shall receive 100% of the outstanding capital stock of Seller, and Seller will receive a number of shares of Blue Chip Capital Group's common stock, par value $0.0001 ("Buyer's Shares") in an amount to be determined by the Parties (the "Purchase Price"). The Purchase Price for 100% of Company's outstanding capital stock will be determined based on a mutually agreed valuation, subject to the review and approval of the Company's audited and interim financial statements.

Section 3. Valuation and Due Diligence:

The Buyer and its professionals will conduct a thorough review of the Seller's financials, including but not limited to, balance sheets and profit and loss statements for years

2022-2024, to determine the final valuation and determination of the Purchase Price. Both Parties agree to provide necessary documents and information promptly to facilitate this process.

Section 4. Agreement on Terms:

Upon mutual agreement on the valuation, the Buyer will draft the final share exchange agreement and both Parties will negotiate the terms in good faith. The Buyer agrees to present the final terms within 30 days from the date of this LOI.

Section 5. Binding Effect:

This LOI is binding upon the Parties and may be terminated only by mutual written consent of both Parties or, if the final share exchange agreement is not executed within 30 days from the date of this LOI, subject to the reasonable extension as the Parties may mutually agree in writing.

Section 6. Confidentiality:

Both Parties agree to keep the terms of this LOI and any information shared during the due diligence process confidential, except as required by law and the rules and regulations of the United States Securities and Exchange Commission.

Section 7. Governing Law:

This LOI shall be governed by and construed in accordance with the laws of the State of Texas, USA.

Section 8. Expenses:

Each Party will be responsible for its own expenses incurred in connection with the negotiation and execution of this LOI and the subsequent share exchange agreement. In case parties fail to reach an agreement both parties agree to bear their own expenses and neither party shall have claim on the other.

Signatures

The undersigned have executed this Binding Letter of Intent as of the date first written above.

Blue Chip Capital Group, Inc. (Buyer)

By: ______________________

Name: James C. DiPrima

Title: Interim Chief Executive Officer

By: ______________________

Name: Laique Rehman

Seller